EXHIBIT 10.42

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (“Agreement”) is made and entered into as of July 31, 2002 (“Effective Date”), by Mobile PET Systems, Inc. (“MBPT”) and York, LLC (“York”), in accordance with the terms and conditions set forth below. MBPT and York are referred to in this Agreement collectively as “Parties” and individually as a “Party.”

Recitals

A.  On or about March 3, 2000, York entered into a Securities Purchase Agreement with MBPT, as amended on December 7, 2000 (the “March Purchase Agreement”), and several agreements concurrently therewith (collectively the “March Contracts”), pursuant to which it purchased 60 shares of 8% Cumulative Convertible Redeemable Preferred Stock, Series A, $50,000 liquidation value per share from MBPT for $3,000,000.

B.  On or about September 21, 2000, York entered into another Securities Purchase Agreement with MBPT (the “September Purchase Agreement”), and several agreements concurrently therewith (collectively the “September Contracts”) (the March Contracts and September Contracts are sometimes collectively referred to as the “Preferred Documents”), pursuant to which it purchased 30 shares of 8% Cumulative Convertible Redeemable Preferred Stock, Series B, $50,000 liquidation value per share from MBPT for $1,500,000.

C.  The Parties commenced litigation in connection with the Preferred Documents, which was settled pursuant to the Settlement Agreement and Conditional Release dated as of May 30, 2001 (the “Settlement Agreement”).

D.  York holds, as of the Effective Date, Twenty-Three (23) Shares of Series A Preferred Stock (the “Series A Preferred Shares”), with a stated value of $1,150,000, plus approximately $214,497.54 accrued dividends as of June 30, 2002.

E.  York holds, as of the Effective Date, Twenty-Seven (27) Shares of Series B Preferred Stock (the “Series B Preferred Shares”), with a stated value of $1,350,000, plus approximately $191,441.09 accrued dividends as of June 30, 2002.

F.  Pursuant to Section 2(a) of the Settlement Agreement, MBPT delivered to York’s counsel (to be held by him in escrow) 2,010,000 shares of MBPT, of which 838,000 and 772,000 shares were disbursed to York. York represents that its counsel holds in escrow 400,000 MBPT Common shares, of which York is owed 26,000 shares, leaving a balance due MBPT of 374,000 shares of MBPT Common Stock.

G.  The Parties have agreed to enter into this Agreement to repurchase all of York’s remaining interest in the Series A Preferred Shares and the Series B Preferred Shares of MBPT (“York’s Preferred Shares”).

Now, therefore, in consideration for the mutual covenants, agreements, representations and warranties herein contained, to avoid further risks and uncertainty of litigation, and for other good and sufficient consideration, MBPT and York agree as follows:

1.  York Representation.    York represents and warrants to MBPT that, as of the Effective Date and as of its receipt of the Purchase Price (defined below), all MBPT securities held by York and the sources and the dates acquired (“York’s MBPT Holdings”), are set forth on Exhibit A to this Agreement, incorporated by reference herein. This representation and warranty shall survive the execution of and performance under this Agreement, including payment of the Purchase Price. York acknowledges that MBPT and third parties are relying on this representation and warranty, including the data on Exhibit A.

2.  Redemption.    In consideration for York’s agreements contained in this Agreement, on the Effective Date MBPT will repurchase all York’s Preferred Shares for an aggregate sum of Three Million Seven Hundred Eighty-Four Thousand Seventy-One and 97/100 Dollars ($3,784,071.97) (“Purchase Price”). York acknowledges receipt of Five Hundred Thousand Dollars ($500,000) paid by MBPT as an installment on or about March 19, 2002, leaving a balance due of $3,284,071.97. On execution of this Agreement, York shall immediately cause its counsel to deliver the 400,000 Common shares referenced in Recital F above to MBPT, and MBPT shall immediately cause to be delivered to York’s counsel certificates for 26,000 Common shares without legend pursuant to a side agreement executed by York’s counsel concurrently with this Agreement.

3.  Removal of Restrictive Legends.    Within five (5) business days after MBPT is notified by its transfer agent that York has submitted to MBPT’s transfer agent certificates evidencing MBPT Common shares (and bearing restrictive legends), accompanied by a legal opinion (the form of which is attached as Exhibit B) to the effect that such shares can then be sold by York pursuant to Rule 144(k), MBPT shall instruct its transfer agent to issue new certificates in York’s name free of restrictive legends. Removal of the legend(s) pursuant to the preceding sentence will not limit York’s ability to sell shares pursuant to an effective Registration Statement to the extent provided for in the Registration Rights Agreements.

4.  Release.    Except for the performance by MBPT and York of the provisions of this Agreement:

(a)  Each Party, for itself and on behalf of its Representatives, releases and discharges the other Party and its Representatives of and from all claims, demands, actions and causes of action, whether known or unknown, fixed or contingent, that each Party may have had, may now have or may hereafter acquire with respect to any matters whatsoever arising under or in any way related to (i) any act or omission, occurring on or before the Effective Date, including anything that may constitute a defense to the performance of this Agreement and the Preferred Documents, and (ii) any claims either Party may have against the other with respect to or in connection with any alleged violation of any state or Federal securities laws, prior to the Effective Date, including the Securities Act and the Exchange Act (defined in the Preferred Documents). For purposes of this Agreement, “Representatives” means a Party’s direct and indirect partners, officers, directors, employees, affiliates (individuals and entities), representatives, agents, attorneys, servants, trustees, beneficiaries, predecessors and successors in interest, assigns, nominees and insurers.

(b)  Each Party represents, warrants and covenants that it has not, and at the time this release becomes effective will not have, sold, assigned, transferred or otherwise conveyed to any other person or entity all or any portion of its rights, claims, demands, actions or causes of action herein released.

(c)  Each Party represents and warrants that it: (i) has relied wholly on its own judgment, belief and knowledge of the existence, nature, extent or duration of any claim, demand, debt, damage, liability, account, reckoning, obligation, cost, expense, cause of action, chosen action, right of indemnity, agreement or promise that it may have against the released persons/entities, (ii) has made a full investigation with respect to potential rights and claims released, (iii) has not been influenced to any extent whatsoever in making the releases contemplated by this Agreement by any representation or statement regarding any such matter, and (iv) is executing and delivering this Agreement after having received full legal advice as to its rights hereunder and the legal effect thereof from its legal counsel. Notwithstanding the above, this Agreement is not intended to, and does not, release or extinguish the rights of any of the parties to enforce this Agreement or the rights of any of the parties to enforce any of their continuing obligations under the Preferred Documents.

(d)  Each Party acknowledges that it is familiar with Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each Party waives all rights and benefits that it now has or in the future may have under this Section 1542 (and under the comparable provisions of any other applicable law) and agrees and acknowledges that this Agreement contains a full and final release applying to unknown and unanticipated claims, injuries or damages arising out of the subject matter of the released claims.

5.  Reprice of Outstanding Warrants.    In consideration for York’s agreements contained in this Agreement, the exercise price for all Common Stock Purchase Warrants (“Warrants”) held by York pursuant to the March Contracts and/or the September Contracts are hereby reset to One Dollar ($1.00) (and the Warrants are hereby amended to the full extent necessary to reflect such reset). Within ten (10) business days after the Effective Date, York shall deliver the outstanding Warrant certificates marked “void;” and within (not more than five (5) business days) thereafter, MBPT shall deliver amended and restated Warrant certificates reflecting said reset. Repricing of the Warrants pursuant to this Section 5 will not change the beginning of the Rule 144 holding period from the original issuance date to a later date if such is consistent with the position being taken by the SEC at the applicable time of determination. With regard thereto, MBPT shall accept an opinion letter, in reasonable form, from York’s attorney, Krieger & Prager LLP, that the holding period commenced on the original issuance date of the Warrants.

6.  General Provisions

(a)  Entire Agreement.    This Agreement, the warrants described on Exhibit A, the Registration Rights Agreements included in the Preferred Documents and the Settlement Agreement, which, subject to the releases contained in Section 4 above, remain in full force and effect, and the Stipulation of the parties filed with the U.S. District Court for the Central District of California, constitute the entire understanding, arrangement and agreement between the Parties with respect to the subject matter hereof, and supersede all prior agreements, arrangements, understandings, negotiations and discussions, written or oral, between the Parties. York will dismiss the litigation pending between the Parties in the District Court for the Central District of California on removal of the legends as specified in Section 3, above.

(b)  Successors and Assigns.    This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

(c)  Modifications in Writing.    No provisions of this Agreement may be amended, supplemented or waived except by a writing signed by the Party to be bound thereby.

(d) Execution in Counterparts.    This Agreement may be executed in two or more counterparts, all of which taken together shall be considered one and the same agreement and each of which shall be deemed an original.

(e)  Severability.    In case any provision of this Agreement shall be held illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(f)  Construction.    The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be construed against the drafting Party shall be employed in the interpretation of this Agreement or any amendments or exhibits to it or any document executed and delivered by either Party in connection with this Agreement. All captions in this Agreement are for reference only and shall not be used in the interpretation of this Agreement or any related document. All Exhibits attached hereto are incorporated herein by reference.

(g)  Attorneys’ Fees and Costs.    Each Party will bear its own attorneys’ fees and costs incurred in the preparation and execution of this Agreement. In the event any dispute between the Parties should result in litigation or other proceeding, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable attorneys’ fees and costs incurred by the prevailing Party in connection with such litigation or other proceeding and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing Party, if any.

(h)  Informed Consent.    The Parties admit, acknowledge and declare that each has given mature and careful thought and consideration to the making of this Agreement and to all the obligations hereby undertaken and the rights hereby extinguished or created; that this Agreement is entered into voluntarily, after advice of counsel, free of undue influence, coercion, duress, menace or fraud of any kind; that this Agreement and each paragraph and part hereof has been carefully read and explained; and, that each Party fully and completely understands and is cognizant of all terms and conditions in this Agreement.

(i)  Governing Law.    Except to the extent that Delaware law is applicable by virtue of MBPT being a corporation organized and existing under Delaware law, this Agreement shall be governed by and interpreted in accordance with California law for contracts to be wholly performed in California and without giving effect to the principles thereof regarding the conflict of laws. Any litigation based thereon, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Parties shall be brought and maintained exclusively in the California or Federal courts sitting in Los Angeles County. The Parties expressly and irrevocably: (i) submit to the jurisdiction of the California and federal Courts for the purpose of any such litigation as set forth above, (ii) agree to be bound by any final judgment rendered thereby in connection with such litigation, (iii) waive their right to a jury trial for the purpose of any such litigation, (iv) consent to the service of process by registered mail, postage prepaid, or by personal service in or outside California, and (v) waive, to the fullest extent permitted by law, any objection they now may have or hereafter may obtain to the venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent a Party has or later may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Party irrevocably waives such immunity with respect to its obligations under this Agreement.

(j)  Signatures.    A facsimile transmission of this signed Agreement shall be legal and binding on the Parties. Each Party warrants that it has the legal capacity to enter into this Agreement and its execution has been duly approved. Each person signing on behalf of a

Party warrants that he has been authorized to sign on behalf of the Party and that no other person’s signature is required to bind the Party.

(k)  Miscellaneous.    Time is of the essence for each party’s obligations under this Agreement. York and its counsel will contemporaneously copy MBPT’s counsel on any notice sent to MBPT’s transfer agent.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MOBILE PET SYSTEMS, INC.

By:	/s/ PAUL J. CROWE

Its:	CEO

YORK, LLC

By:	/s/ [ILLEGIBLE]

Its:	Navigator Management, Ltd. Director

REDEMPTION AGREEMENT

Exhibit A

York represents that all York’s MBPT Holdings (including York’s Preferred Shares to be repurchased) are:

Description of Securities	Transaction Description (Purchase, Put or Conversion (specify Series A or B))	Transaction Date	# of Securities	Name of Record Owner	Name of Beneficial Owner
Series A Preferred	Purchase	3/00	23	York	York
Series B Preferred	Purchase	9/00	27	York	York
Series A Warrants	Purchase	3/3/00	120,000 shares @ $5/share	York	York
Series B Warrants	Purchase	11/9/00	29,851 shares @ $2.5125/share	York	York
Series B Warrants	Purchase	9/00	50,000 shares @ $3/share	York	York
Settlement Warrants	Purchase	5/17/01 (subsequently amended)	400,000 shares @ $.70/share	York	York
Common	Put	N/A	26,000 shares	York	York
Common (as of 7/29/02)	Converted	N/A	1,460,483 shares (+ 19,400 shares sold, legend not yet removed)	York	York

end exhibit

REDEMPTION AGREEMENT

Exhibit B

[Form of opinion letter].

end exhibit